EXHIBIT 23.2

CONSENT OF INDEPENDENT PETROLEUM CONSULTANTS

We hereby consent to the incorporation by reference in the registration statement of Atlas Energy Group, LLC (the “Company”) on Form S-8 (File No. 333-202441, effective March 2, 2015) and of the references to Wright & Company, Inc. and the inclusion of each of our reports dated February 3, 2016 and February 23, 2016, respectively, in the Annual Report on Form 10-K for the year ended December 31, 2015, of the Company and its subsidiaries, filed with the Securities and Exchange Commission.

WRIGHT & COMPANY, INC.

/s/ D. Randall Wright
D. Randall Wright, P.E.
President

March 30, 2016

Brentwood, Tennessee